Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-217102

The information in this preliminary prospectus supplement and the accompanying base prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 7, 2018.

Preliminary Prospectus Supplement
(To Prospectus dated June 9, 2017)

$50,000,000

Common Stock

We are offering up to $50,000,000 of shares of our common stock.

Our common stock is listed on The Nasdaq Global Market under the symbol “CRVS.” The last reported sale price of our common stock on March 6, 2018 was $9.04 per share.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

We have granted the underwriters a 30-day option to purchase up to $7,500,000 of additional shares of our common stock.

Our Chief Executive Officer and certain of our existing institutional investors, including investors affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of up to approximately $26 million in shares of our common stock in this offering at the price offered to the public and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding agreements or commitments to purchase, these investors may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering.

Investing in our common stock involves risks.  See “Risk Factors” on page S-13.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Corvus
Per Share	$	$	$
Total	$	$	$

(1)             See “Underwriting” beginning on page S-27 for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                        , 2018.

Credit Suisse	Jefferies
Guggenheim Securities
Wedbush PacGrow

The date of this prospectus is March         , 2018.

Prospectus Supplement

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

We have not authorized anyone to provide you with any information or to make any representation, other than those contained or incorporated by reference in this prospectus supplement or in any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. Neither we or the underwriters are making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus supplement entitled “Where You Can Find More Information.”

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and accompanying base prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When we refer to “Corvus,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Corvus Pharmaceuticals, Inc., and our consolidated subsidiaries unless otherwise specified. When we refer to “you,” we mean prospective investors in the Company.

CorvusTM and the Corvus logo are some of our trademarks used in this prospectus supplement. This prospectus supplement also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus supplement appear without the ® and ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•                                          our expectations and beliefs regarding the potential benefits of our product candidates;

•                                          our expectations regarding the clinical effectiveness of our product candidates and utility of our biomarker data;

•                                          the anticipated timing, costs and conduct of our planned clinical trials for CPI-444 and CPI-006, and planned preclinical studies and clinical trials for other product candidates in our development programs;

•                                          our ability to develop, acquire and advance product candidates into, and successfully complete, clinical trials;

•                                          the timing of the completion of our ongoing clinical trial of CPI-444 and the timing and availability of clinical data from such clinical trial;

•                                          clinical and regulatory development plans with respect to CPI-444, CPI-006 and our other product candidates;

•                                          our expectations regarding the potential market size and the size of the patient populations for CPI-444, CPI-006 and our additional product candidates, if approved for commercial use;

•                                          our ability to commercialize CPI-444 and our additional product candidates, if approved;

•                                          our commercialization, marketing and manufacturing capabilities and strategy;

•                                          the pricing and reimbursement of our product candidates, if approved;

•                                          the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates, including the projected terms of patent protection;

•                                          our or any existing or future collaborator’s ability to obtain and maintain intellectual property protection for our technologies and product candidates and our ability to operate our business without infringing the intellectual property rights of others;

•                                          our ability to establish and maintain collaborations and retain commercial rights for our product candidates in such collaborations;

•                                          the potential benefits of strategic collaborations and our ability to enter into strategic arrangements;

•                                          our expectations related to the use of proceeds from this offering;

•                                          developments and projections relating to our competitors and our industry, including competing therapies;

•                                          our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•                                          our estimates regarding the effect of changes in the tax code as a result of recent federal tax legislation and uncertainty as to how some of those changes may be applied; and

•                                          our financial performance.

These forward-looking statements are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof and as of the dates indicated in these statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. Given these risks and uncertainties, you are cautioned not to rely on such forward-looking statements as predictions of future events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a general overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus supplement, accompanying base prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the information incorporated by reference, before deciding to invest in our common stock. Investors should carefully consider the information set forth under “Risk Factors” beginning on page S-13 and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2017.

Overview

We are a clinical stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that precisely target crucial enzymes and proteins in the immune system to treat patients with cancer. Since we began operations in November 2014, we have built a pipeline of five immuno-oncology programs, three of which focus on the adenosine-cancer axis to modulate an immune response. Our lead product candidate, CPI-444, is an oral, small molecule antagonist of the A2A receptor for adenosine, an immune checkpoint. In January 2016, we began enrolling patients in a large expansion cohort trial for CPI-444. This Phase 1/1b clinical trial is designed to examine safety, tolerability, biomarkers and preliminary efficacy of CPI-444 in several solid tumor types, both as a single agent and in combination with Genentech, Inc.’s cancer immunotherapy, Tecentriq® (atezolizumab), a fully humanized monoclonal antibody targeting PD-L1. In November 2016, we completed enrollment of 48 patients in the first step of the Phase 1/1b clinical trial, which was designed to determine the optimal dose of CPI-444 as both a single agent therapy and in combination with Tecentriq for use in the cohort expansion stage of the trial. The expansion cohort portion of the trial enrolled patients with non-small cell lung cancer (“NSCLC”), renal cell cancer (“RCC”), melanoma (“MEL”), triple negative breast cancer (“TNBC”) and other cancers including colorectal cancer, prostate cancer, head and neck cancer and bladder cancer at 35 leading medical centers in the U.S., Australia and Canada. We have enrolled over 235 patients in this clinical trial to date. In 2017, both the single agent and combination arms of the NSCLC and RCC cohorts met the protocol-defined criteria for expansion from 14 to 26 patients, and both arms of the RCC cohort further met the protocol-defined criteria for expansion to 48 patients. In December 2017, Genentech began enrolling patients in a Phase 1b/2 trial that is evaluating CPI-444 in combination with Tecentriq in patients with NSCLC under an umbrella protocol known as Morpheus.

The other product and development candidates in our pipeline also continue to advance. In January 2018, we filed an IND for our second program, an anti-CD73 monoclonal antibody (“CPI-006”) that inhibits the production of adenosine. We plan to initiate a Phase 1/1b clinical trial in the first quarter of 2018. In addition, in 2017, we selected a lead development candidate for our ITK program and are currently conducting IND-enabling studies. We plan to initiate a Phase 1 clinical trial for this candidate in early 2019. We expect to select a development candidate for our third adenosine program, a small molecule antagonist of the A2B receptor, in 2018. In 2017, we in-licensed a monoclonal antibody to a novel target in immuno-oncology.  This antibody is now undergoing optimization and we expect to initiate IND-enabling studies in 2018.  We believe the breadth and status of our pipeline demonstrates our management team’s expertise in understanding and developing immuno-oncology assets as well as in identifying product candidates that can be in-licensed and further developed internally to treat many types of cancer. We hold worldwide rights to all of our product candidates.

Immuno-oncology therapies that stimulate or enhance immune responses to tumors are a new and emerging approach with several potential benefits over existing therapies. First, the immune system exhibits immunologic diversity and selectivity, which enables it to respond selectively to a large number of potential targets. Second, once triggered, the immune response can be amplified, offering the potential to enhance the efficacy of treatment. Third, once activated, the immune system possesses immunologic memory, potentially providing for a durable and long-lasting response. Some of the most successful types of immuno-oncology therapies are immune checkpoint inhibitors. Immune checkpoints are signaling molecules produced by or expressed on immune cells that act to shut down or block an immune response. In a healthy person, these checkpoints function to limit an immune response to ensure that the immune system does not overreact, which could lead to excessive inflammation and tissue damage, as occurs in patients with autoimmune diseases or allergies. Tumor cells have evolved to activate these checkpoints to shield the tumor from immune response attacks, but studies have shown that immune checkpoint inhibitors can counter these tumor-protective measures and unleash the immune system’s cancer-destroying properties.

The FDA has approved agents that target specific immune checkpoints, including antibodies against the cytotoxic T-lymphocyte-associated antigen-4 (“CTLA-4”), programmed death 1 (“PD-1”) receptors, and programmed death receptor-ligand 1 (“PD-L1”). These antibodies represent the first immune checkpoint inhibitors to demonstrate effectiveness in the clinic, and preclinical data suggest that there are many other immune checkpoints or targets that may be modulated to promote the activation of a patient’s anti-tumor immune system.

Since we began operations in November 2014, we have built a pipeline of five immuno-oncology programs. Three of our programs are aimed at disabling cancer’s ability to subvert immune attack by inhibiting adenosine in the tumor microenvironment or by blocking its production by tumors. Adenosine activates an immune checkpoint, the adenosine A2A receptor, that is used by the body to limit inflammation and immune responses. Adenosine accomplishes this by interacting with the A2A and A2B receptors expressed on several cells of the immune system; including T-cells, natural killer (“NK”) cells, macrophages, dendritic cells and myeloid derived suppressor cells, as well as other cells. We are developing small molecules that selectively inhibit the binding of adenosine to either A2A receptors or to A2B receptors. We also are developing injectable monoclonal antibodies that block the production of adenosine by tumors by inhibiting the cell surface enzyme CD73. Our fourth program is aimed at developing product candidates that regulate T-cell activation and differentiation by inhibiting interleukin-2 inducible kinase (“ITK”). Several of our product candidates are orally administered small molecules, which may provide for easier administration and facilitate their use in combination with other anti-cancer agents. Our oral product candidates are designed to be rapidly eliminated from the body, which, in turn, could reduce the potential for excessive toxicity when used in combination with other antibody-based checkpoint inhibitors.

Product Pipeline

Our immuno-oncology product candidate pipeline includes the following:

CPI-444 Adenosine A2A Receptor Antagonist.  In February 2015, we in-licensed patent rights and know-how related to CPI-444 and related molecules from Vernalis (R&D) Limited (“Vernalis”), where it was under development for treatment of Parkinson’s disease and other neurologic diseases. Vernalis and its corporate partner conducted two Phase 1 clinical trials in healthy volunteers and one Phase 1b clinical trial in patients with attention deficit and hyperactivity disorder (ADHD), with an aggregate of approximately 75 healthy volunteers and patients dosed. These trials provided early indications of a favorable safety profile and assessed pharmacokinetics, oral bioavailability and receptor occupancy for CPI-444. We conducted further testing in in vitro and in vivo models to evaluate CPI-444’s immune-enhancing and anti-tumor properties. In these studies, orally administered CPI-444 inhibited tumor growth in multiple mouse models of cancer as a single agent, in combination with anti-PD-1 agents and in combination with anti-PD-L1 agents.

In October 2015, we filed an investigational new drug (“IND”) application for CPI-444 for treatment of several solid tumor types. In January 2016, we began enrolling patients in a large expansion cohort clinical trial for CPI-444. This Phase 1/1b clinical trial is designed to examine safety, tolerability, biomarkers and preliminary efficacy of CPI-444, both as a single agent and in combination with Tecentriq, and includes patients with different types of solid tumors enrolled in disease-specific cohorts.

In November 2016, we completed enrollment of the first step of the Phase 1/1b clinical trial, which was designed to determine the optimal dose for use in the disease-specific expansion cohort component of the trial. We also reported results of initial safety, tolerability, biomarkers and preliminary efficacy. In December 2016, we initiated the second step of the Phase 1 /1b clinical trial with our optimal dose of CPI-444 as both a single agent therapy and in combination with Tecentriq. This portion of the trial enrolled patients in ten disease specific cohorts; five of the cohorts receive CPI-444 as a single agent and five receive CPI-444 in combination with Tecentriq. The cohorts include patients with NSCLC, MEL, RCC, TNBC and others (bladder cancer, prostate cancer and colorectal cancer with high mutation rates). In 2017, both the single agent and combination arms of the NSCLC and RCC cohorts met the protocol-defined criteria for expansion from 14 to 26 patients, and both arms of the RCC cohort further met the protocol-defined criteria for expansion to 48 patients.

We believe the preliminary data from our clinical trial indicate that CPI-444 has single agent activity in multiple tumor histologies and in patients refractory to prior therapies with anti-PD-(L)1 antibodies. Based on these results, we entered into a second collaboration agreement with Genentech, pursuant to which it will evaluate CPI-444 in combination with atezolizumab in patients with NSCLC that have previously failed a platinum containing chemotherapy regimen and an anti-PD-(L)1. This trial, now enrolling patients, is being conducted under an umbrella protocol known as Morpheus. Up to 65 patients will be enrolled in this trial and compared to a control arm of patients receiving docetaxel, an approved treatment for NSCLC. We believe clinical data for such trial could be available as early as the second quarter of 2019.  We are also planning to amend our ongoing Phase 1/1b protocol to enroll up to 50 patients with RCC that have received less prior therapy by limiting enrollment to patients that have failed only an anti-PD-(L)1 and a tyrosine kinase inhibitor.  We expect to initiate enrollment of this Phase 1/1b clinical trial in the second quarter of 2018 and believe we could complete this clinical trial in the second quarter of 2019.  To the extent such clinical trial is successful and subject to regulatory approval, we believe we could commence enrollment in a pivotal Phase 3 clinical trial of CPI-444 for RCC as early as the second half of 2019.

The issued U.S. patents that we in-licensed from Vernalis are directed to the composition of matter of CPI-444 and its method of use for treating disorders treatable by purine receptor blocking. The composition of matter patent covering CPI-444 is expected to expire in the United States in July 2029, excluding any patent term extension that may be available. We hold an exclusive, worldwide license under these patent rights and related know-how, including a limited right to grant sublicenses, for all fields of use, to develop, manufacture and commercialize products containing certain adenosine receptor antagonists, including CPI-444. We have also filed patent applications covering the use of CPI-444 in combination with other checkpoint inhibitors, and the use of various biomarkers to select and monitor patients receiving therapy.

Anti-CD73 Adenosine Production Inhibitor.  In December 2014, we in-licensed from The Scripps Research Institute (“Scripps”) a mouse hybridoma clone expressing an anti-human CD73 antibody, from which we have developed, CPI-006, a humanized anti-CD73 monoclonal antibody. We have further modified CPI-006 to improve binding to CD73 and maximize its inhibition of catalytic activity. CD73 is an ectonucleotidase often found on lymphocytes, tumors and other tissues and is believed to play an important role in tumor immune suppression by catalyzing the production of extracellular adenosine. In preclinical in vitro studies, our humanized monoclonal anti-CD73 antibody has been shown to inhibit the catalytic activity of CD73, resulting in the blocking of extracellular adenosine production by tumor cells, which we believe could stimulate or enhance immune response to tumors. In January 2018, we filed an IND and, subject to FDA allowance, expect to initiate a Phase 1/1b clinical trial in the first quarter of 2018. We hold a non-exclusive, world-wide license for all fields of use under Scripps’ rights in a hybridoma clone expressing an anti-CD73 antibody, and to progeny, mutants or unmodified derivatives of such hybridoma and any antibodies expressed by such hybridoma. In 2016, we filed a patent application covering the composition of matter of CPI-006.

Adenosine A2B Receptor Antagonist.  We have in-licensed several selective and potent adenosine A2B receptor antagonists from Vernalis. In addition, we are synthesizing and have identified other A2B receptor antagonists from our internal research program. Adenosine A2B receptors have recently been found to play an important role in the immune response to tumors. Similar to adenosine A2A receptors, adenosine binds to adenosine A2B receptors, which leads to immunosuppression. We intend to further develop our A2B agents to improve potency, selectivity, pharmacokinetic behavior and immune enhancing properties. We expect to conduct preclinical studies similar to those we have conducted for CPI-444 in order to select a development candidate in 2018. Upon selection, we intend to conduct further IND-enabling studies and potential Phase 1 clinical trials. We hold an exclusive, worldwide license under certain Vernalis patent rights and know-how, including a limited right to grant sublicenses, for all fields of use to develop, manufacture and commercialize products containing such compounds that have been developed using the intellectual property rights that we in-license from Vernalis.

ITK Inhibitor.  We have developed selective, covalent inhibitors of ITK and are evaluating them in preclinical studies for potency, safety and efficacy. ITK, an enzyme that functions in T-cell signaling and differentiation, is expressed predominantly in T-cells, which are lymphocytes that play a vital role in immune responses. One of the key survival mechanisms of tumors is believed to be the reprogramming of T-cells to create an inflammatory environment that inhibits anti-tumor immune response and favors tumor growth. We believe highly selective inhibitors of this enzyme will facilitate induction of T-cell anti-tumor immunity and also may be useful in the treatment of T-cell lymphomas. We have selected a lead development candidate for this program that was designed to bind selectively to T-cells. It is orally bioavailable and has been shown to achieve cellular occupancy of the target in vivo in various animal models. We have initiated IND-enabling studies for our lead development candidate. Subject to the completion of such studies and the submission and acceptance by the FDA of an IND, which we plan to file in 2018, we plan to advance the candidate into Phase 1 clinical trials in cancer patients in early 2019. We have filed patent applications covering composition of matter and uses of our ITK inhibitors and hold exclusive worldwide rights for all indications.

The following chart summarizes key information regarding our current product candidate pipeline and expected milestones:

Our Strategy

Our goal is to become a leader in the field of immuno-oncology treatments for multiple cancer indications. Specific elements of our strategy are:

•                  Leverage our expertise in immunology and oncology to identify, develop and commercialize new product candidates.  We have established development expertise and capabilities in synthetic chemistry, molecular biology, immunology and clinical oncology, which we believe will help us advance product candidates in the immuno-oncology field. We plan to become a leader in the development and commercialization of product candidates targeting adenosine in what is known as the adenosine-cancer axis, a key mechanism used by tumors to evade immune attack. Three of our product programs are focused on the development of product candidates targeting this axis, including an A2A receptor antagonist, an anti-CD73 antibody and an A2B receptor antagonist. We have also in-licensed a monoclonal antibody to a novel immuno-oncology target that is independent of the adenosine axis. In addition to our internal research programs, we intend to seek opportunities to in-license other product candidates with a focus on the potential to address unmet needs within our areas of expertise.

•                  Utilize efficient clinical trial designs to enable us to identify the most promising clinical indications.  Our Phase 1/1b clinical trial is designed to evaluate multiple variables, such as single agent and combination therapy, impact of prior therapy with immuno-oncology agents and the role of various biomarkers, which may allow us to determine tumor types that are most responsive to treatment with CPI-444 alone or in combination. This approach has the potential to shorten development time by quickly identifying the most promising clinical indications, which would then be evaluated in subsequent definitive pivotal trials. For instance, in 2017, both the single agent and combination arms of the NSCLC and RCC cohorts met the protocol-defined criteria for expansion, and both arms of the RCC cohort further met the protocol-defined criteria for additional expansion. We believe the expansion design of our protocol has allowed us to select the most promising development path to date and we intend to use similar clinical trial designs for our other product candidates in the future.

•                  Advance product candidates for use alone or in combination with other oncology treatments.  We intend to focus on product candidates with single agent activity, which are also designed to be combined synergistically with other cancer therapies. We believe that many immuno-oncology therapeutic regimens will likely be built on a backbone of anti-PD-1/PD-L1 blockade, and our initial Phase 1/1b clinical trial includes the administration of CPI-444 in combination with Tecentriq. Our product candidates are designed to target the patient’s immune system rather than a specific type of malignant cell, and, if approved, could be suitable as a single agent as well as in combination with current and future immunotherapy agents as well as traditional cancer treatments, including chemotherapy, biologic therapy, targeted therapy and radiation therapy.

•                  Identify biomarkers to select patients and monitor treatment with our product candidates.  Predicting optimal drug responses in patients requires the identification and validation of predictive biomarkers. We believe that developing the ability to identify patient subsets most likely to respond to our product candidates will increase the clinical benefit to patients and improve the probability of success of our clinical trials. Our Phase 1/1b clinical trial of CPI-444 includes the examination of numerous biomarkers to identify those that may correlate with clinical efficacy and increase our likelihood of success.

•                  Pursue collaborative relationships, partnerships and in-licensing opportunities to help advance and expand our product candidate portfolio.  In addition to developing product candidates through preclinical and clinical stages of development, we plan to identify and pursue strategic collaborative relationships, partnerships and in-licensing opportunities, which could enhance the development of our programs and product candidates. As evidenced by our collaboration with Genentech for CPI-444, we intend to build upon our relationships with leading biotechnology companies and research institutions to identify new opportunities to position us at the forefront of immuno-oncology.

We are developing novel checkpoint inhibitors and immuno-oncology therapies that we believe may overcome some of the limitations of current immuno-oncology therapies. Three of our programs are aimed at disabling cancer’s ability to subvert immune attack by inhibiting adenosine in the tumor microenvironment or by blocking its production by tumors. Our fourth program is aimed at developing product candidates that regulate T-cell activation and differentiation by inhibiting ITK, an enzyme important in T cell differentiation and function.  We intend to commercialize any approved product candidates primarily in the United States and Europe for any oncology indications our product candidates are approved for. We expect cancer patients or their healthcare providers to be our primary customers for any approved product candidates and expect that our commercial sales of such product candidates will depend on the availability of adequate coverage and reimbursement from government health administration authorities, private health insurers and other third-party payors.

Our Company Origins and Team

Since we began operations in November 2014, our focus has been on improving and expanding upon the recent success achieved with immune checkpoint inhibitors and on developing agents to new targets in the evolving immuno-oncology field. Our founders and management team consist of industry veterans who have played significant roles in the discovery and development of successful oncology and immunology antibodies and drugs, including rituximab and ibrutinib. Our co-founders include our Chief Executive Officer, Richard A. Miller, M.D., our Chief Financial Officer, Leiv Lea, and our Executive Vice President, Discovery Research, Joseph Buggy, Ph.D. Dr. Miller previously co-founded IDEC (which merged to form Biogen IDEC, now Biogen), where he led research efforts on lymphoma, culminating in the development of rituximab. Dr. Miller, an oncologist, also co-founded and was the initial CEO of Pharmacyclics, Inc. where he and colleagues in-licensed ibrutinib and, together with Dr. Buggy, led its development. Our Chief Financial Officer, Leiv Lea, has previously led finance teams for emerging biotechnology companies, including Pharmacyclics. Mr. Lea has extensive commercial and operating experience in addition to having completed a number of financial and strategic transactions. We have recruited industry veterans and experts to join our management team, and established collaborations with leading biotechnology companies, including Genentech, and collaborative relationships with many leading academic research institutions. With our management team’s expertise in developing both small molecule and antibody-based oncology treatments, we believe we are well positioned to identify and develop novel therapeutic agents that have diverse but complementary mechanisms of action, allowing for their potential integration into immuno-oncology treatment regimens for a broad variety of cancers.

Risks Related to Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017. These risks include, among others:

•                  We have a limited operating history, have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future. We may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

•                  We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts.

•                  Our business currently depends substantially on the success of CPI-444, which will require significant clinical testing before we can seek regulatory approval and potentially launch commercial sales, and which may not be successful in clinical trials, receive regulatory approval or be successfully commercialized, even if approved. If we are unable to obtain regulatory approval for, or successfully commercialize, CPI-444, our business will be materially harmed.

•                  Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and the results of preclinical studies and early clinical trials are not necessarily predictive of future results. Any product candidate we or any of our potential future collaborators advance into clinical trials, including CPI-444, may not have favorable results in later clinical trials, if any, or receive regulatory approval.

•                  Any termination or suspension of, or delays in the commencement or completion of, our planned clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

•                  CPI-444 and our other product candidates are subject to extensive regulation, compliance with which is costly and time consuming, and such regulation may cause unanticipated delays or prevent the receipt of the required approvals to commercialize our product candidates.

•                  If we encounter difficulties enrolling subjects in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

•                  The occurrence of serious complications or side effects in connection with use of our product candidates, either in clinical trials or post-approval, could lead to discontinuation of our clinical development programs, refusal of regulatory authorities to approve our product candidates or, post-approval, revocation of marketing authorizations or refusal to approve new indications, which could severely harm our business, prospects, operating results and financial condition.

•                  We may not be successful in our efforts to identify or discover additional product candidates.

Corporate Information

We were incorporated in Delaware on January 27, 2014. Our principal offices are located at 863 Mitten Road, Suite 102, Burlingame, California 94010, and our telephone number is (650) 900-4520. Our website address is www.corvuspharma.com. The information contained in, or accessible through, our website is not a part of this prospectus supplement and the accompanying base prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of: (1) December 31, 2021, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year, or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

THE OFFERING

Issuer	Corvus Pharmaceuticals, Inc.

Common Stock Offered by Us	$50.0 million of shares

Underwriters’ Option to Purchase Additional Shares	We expect to grant the underwriters a 30-day option to purchase up to an additional $7.5 million of shares of our common stock.

Common Stock To Be Outstanding After the Offering

26,572,223 shares (27,401,869 shares if the underwriters exercise their option to purchase additional shares in full) based on the assumed public offering price of $9.04 per share, which was the last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $46.7 million, or approximately $53.8 million if the underwriters exercise their option to purchase additional shares in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, based on the assumed public offering price of $9.04 per share, which was the last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018.

We currently expect to use the net proceeds from this offering to fund our ongoing clinical development of CPI-444, initiate a Phase 1/1b clinical trial of CPI-006, research and development of our ITK program, and any remaining proceeds for working capital and general corporate purposes, including research and development of our additional product candidates. These expectations are subject to change. See “Use of Proceeds” on page S-20 for a more complete description of the intended use of proceeds from this offering.

Risk Factors

See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Symbol on The Nasdaq Global Market	“CRVS”

The number of shares of common stock to be outstanding after this offering is based on 21,041,250 shares of common stock outstanding as of December 31, 2017, and excludes the following, in each case as of such date:

•                                          3,013,394 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2017 at a weighted-average exercise price of $11.78 per share;

•                                          2,576,535 shares of common stock reserved for issuance pursuant to future awards under our 2016 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•                                          400,000 shares of common stock reserved for future issuance under our 2016 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan.

Unless otherwise indicated, the number of shares of our common stock described above assumes no exercise of the underwriters’ option to purchase additional shares.

Our Chief Executive Officer and certain of our existing institutional investors, including investors affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of up to approximately $26 million in shares of our common stock in this offering at the price offered to the public and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding agreements or commitments to purchase, these investors may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated financial data for the three years ended December 31, 2015, 2016 and 2017 from our audited financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2017, or our 2017 Annual Report. Operating results for the year ended December 31, 2017 are not necessarily indicative of the results that may be expected for any future period. The following information should be read in conjunction with our consolidated financial statements and related notes contained in our 2017 Annual Report, as well as the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2017 Annual Report, which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement and the accompanying base prospectus entitled “Where You Can Find More Information.”

	Year Ended December 31,
	2015	2016	2017
	(in thousands, except share and per share data)
Statement of Operations Data:
Operating expenses:
Research and development	$11,352	$29,356	$46,305
General and administrative	2,418	7,620	10,219
Total operating expenses	13,770	36,976	56,524
Loss from operations	(13,770)	(36,976)	(56,524)
Change in fair value of convertible preferred stock liability	(17,600)	—	—
Interest income and other expense, net	35	601	861
Net loss	$(31,335)	$(36,375)	$(55,663)
Net loss per share, basic and diluted	$(83.86)	$(2.36)	$(2.72)
Shares used to compute net loss per share, basic and diluted(1)	373,643	15,422,041	$20,488,506
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(45)	6	(2)
Comprehensive loss	$(31,380)	$(36,369)	$(55,665)

(1)  See Note 3 to our audited consolidated financial statements incorporated by reference from our 2017 Annual Report for an explanation of the calculations of our net loss per share—basic and diluted, and the shares used to compute the net loss per share—basic and diluted.

The table below presents our balance sheet data as of December 31, 2017:

•                  on an actual basis;

•                  on an as adjusted basis to give further effect to the issuance and sale of $50.0 million of shares of common stock in this offering at an assumed public offering price of $9.04 per share, which was the last reported sale price of our common stock on March 6, 2018, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	December 31, 2017
	Actual	Pro Forma
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$90,055	136,785
Working capital	82,265	128,995
Total assets	94,775	141,505
Accumulated deficit	(123,534)	(123,534)
Total stockholders’ equity	84,835	131,565

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus in their entirety, together with other information in this prospectus, and the information and documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Relating to this Offering

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

We expect to receive net proceeds of $46.7 million from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, based on the assumed public offering price of $9.04 per share, which was the last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018.  Our management will have broad discretion over the use of proceeds from this offering. We currently expect to use the net proceeds from this offering to fund our ongoing clinical development of CPI-444, initiate a Phase 1/1b clinical trial of CPI-006, research and development of our ITK program, and any remaining proceeds for working capital and general corporate purposes, including research and development of our additional product candidates. However, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares. You will experience further dilution if we issue additional equity securities in the future.

Investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds the as-adjusted book value per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing shares of common stock in this offering will incur immediate dilution of $4.09 per share, based on an assumed public offering price of $9.04 per share, which was the last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018, and our as-adjusted net tangible book value as of December 31, 2017 after giving effect to this offering. For information on how the foregoing amounts were calculated, see “Dilution.”

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering, and the exercise of stock options granted to our employees. In addition, as of December 31, 2017, we had outstanding options to purchase 3,013,394 shares of our common stock; the exercise of any of these options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, including under our ATM Sales Agreement (as defined below), the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline. Based upon the number of shares of common stock outstanding as of December 31, 2017, and an assumed offering price per share of $9.04, the last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018 upon the closing of this offering we will have outstanding a total of approximately 26,572,223 shares of common stock (assuming no exercise of the underwriters’ option to purchase additional shares). Other than certain shares held by our directors, officers and certain existing investors, all of these are currently freely tradable, and the shares to be sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable, without restriction, in the public market immediately following this offering. Credit Suisse Securities (USA) LLC and Jefferies LLC, however, may, in their sole discretion, permit our officers, directors and certain existing investors who are subject to lock-up agreements to sell shares prior to the expiration of the lock-up agreements. Exceptions to the lock-up restrictions are described in more detail in this prospectus supplement under the caption, “Underwriting.”

On September 20, 2017, we entered into a Common Stock Sales Agreement with Cowen & Company, LLC (the “ATM Sales Agreement”), under which we may offer and sell our common stock having aggregate sales proceeds of up to $125 million from time to time through our sales agent. As of the date of this prospectus supplement, common stock for aggregate gross proceeds of $124 million remained available to be sold under this facility. In connection with this offering, we have agreed not to utilize the ATM Sales Agreement from the date of this prospectus supplement continuing through and including the date that is 90 days after the date of this prospectus supplement. Following the expiration of the 90 day period, we may offer and sell our common stock under the ATM Sales Agreement and such sales could cause our stock price to fall.

Certain holders of shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

The price of our common stock may be volatile and our stockholders may not be able to resell shares of our common stock at or above the price they paid.

The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

our ability to enroll subjects in our planned clinical trials;

•                  results of the clinical trials, and the results of trials of our competitors or those of other companies in our market sector;

•                  regulatory approval of CPI-444 and our other product candidates, or limitations to specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•                  regulatory developments in the United States and foreign countries;

•                  changes in the structure of healthcare payment systems, especially in light of current reforms to the U.S. healthcare system;

•                  the success or failure of our efforts to acquire, license or develop additional product candidates;

•                  innovations or new products developed by us or our competitors;

•                  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•                  manufacturing, supply or distribution delays or shortages;

•                  any changes to our relationship with any manufacturers, suppliers, collaborators or other strategic partners;

•                  achievement of expected product sales and profitability;

•                  variations in our financial results or those of companies that are perceived to be similar to us;

•                  market conditions in the pharmaceutical sector and issuance of securities analysts’ reports or recommendations;

•                  trading volume of our common stock;

•                  an inability to obtain additional funding;

•                  sales of our stock by insiders and stockholders;

•                  general economic, industry and market conditions other events or factors, many of which are beyond our control;

•                  additions or departures of key personnel; and

•                  intellectual property, product liability or other litigation against us.

As a result of this volatility, investors may experience losses on their investment in our common stock.

In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that has been often unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business, which could seriously harm our financial position. Any adverse determination in litigation could also subject us to significant liabilities.

Our ability to use net operating loss carryforwards and other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to become profitable in the near future, and we may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. As of December 31, 2017, we had federal net operating loss (“NOL”) carryforwards of approximately $42.1 million and state NOL carryforwards of approximately $94.5 million available to offset future taxable income. If not utilized, the federal and state NOL carryforwards will begin to expire in various years beginning in 2034. As of December 31, 2017, we also had $3.0 million of federal and $2.1 million of state research and development tax credit carryforwards available to reduce future income taxes. The federal research and development tax credits will begin to expire in 2035, if not utilized. The state research and development tax credits have no expiration date. Utilization of NOL carryforwards and credits may be subject to an annual limitation due to the “ownership change” provisions under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended. An “ownership change” is generally defined as a cumulative change in the ownership interest of significant stockholders over a three-year period in excess of 50 percentage points. Similar provisions under state tax law may also apply. We may have experienced an ownership change in the past, including in connection with our IPO, and may experience ownership changes in the future as a result of this offering and/or subsequent shifts in our stock ownership, some of which are outside our control. Such ownership changes could result in the expiration of our NOL carryforwards and other tax attributes before they can be utilized and, if we are profitable, our future cash flows could be adversely affected due to our increased tax liability.

Additionally, the Tax Cuts and Jobs Act (the “Tax Act”), which was enacted on December 22, 2017, significantly reforms the Code, including changes to the rules governing NOL carryforwards. For NOL carryforwards arising in tax years beginning after December 31, 2017, the Tax Act limits a taxpayer’s ability to utilize such carryforwards to 80% of taxable income. In addition, NOL carryforwards arising in tax years ending after December 31, 2017 can be carried forward indefinitely, but carryback is generally prohibited. NOL carryforwards generated by us before January 1, 2018 will not be subject to the taxable income limitation and will continue to have a twenty-year carryforward period. However, the changes in the carryforward and carryback periods as well as the new limitation on use of NOL carryforwards may significantly impact our ability to use NOL carryforwards generated after December 31, 2017, as well as the timing of any such use, and could adversely affect our results of operations.

Risks Related to Our Common Stock

An active, liquid and orderly market for our common stock may not be maintained.

Prior to our IPO in March 2016, there had been no public market for our common stock. Although our common stock is listed on The Nasdaq Global Market (“Nasdaq”), an active trading market for our common stock may never be sustained on Nasdaq or any other exchange in the future. The lack of an active market may impair our stockholders’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable. If an active market for our common stock is not maintained, it may also be difficult for our stockholders to sell shares without depressing the market price for the shares or at all. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses, applications or technologies using our shares as consideration, which, in turn, could materially adversely affect our business.

The trading price of the shares of our common stock could be highly volatile, and investors in our common stock could incur substantial losses.

Our stock price has been volatile. The stock market in general and the market for stock of pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by those factors discussed in this “Risk Factors” section and many others, including:

•                  our ability to enroll subjects in our planned clinical trials;

•                  results of the clinical trials, and the results of trials of our competitors or those of other companies in our market sector;

•                  regulatory approval of CPI-444 and our other product candidates, or limitations to specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•                  regulatory developments in the United States and foreign countries;

•                  changes in the structure of healthcare payment systems, especially in light of current reforms to the U.S. healthcare system;

•                  the success or failure of our efforts to acquire, license or develop additional product candidates;

•                  innovations or new products developed by us or our competitors;

•                  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•                  manufacturing, supply or distribution delays or shortages;

•                  any changes to our relationship with any manufacturers, suppliers, collaborators or other strategic partners;

•                  achievement of expected product sales and profitability;

•                  variations in our financial results or those of companies that are perceived to be similar to us;

•                  market conditions in the pharmaceutical sector and issuance of securities analysts’ reports or recommendations;

•                  trading volume of our common stock;

•                  an inability to obtain additional funding;

•                  sales of our stock by insiders and stockholders;

•                  general economic, industry and market conditions other events or factors, many of which are beyond our control;

•                  additions or departures of key personnel; and

•                  intellectual property, product liability or other litigation against us.

As a result of this volatility, investors may experience losses on their investment in our common stock.

In addition, in the past, stockholders have initiated class action lawsuits against pharmaceutical companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair our stockholders’ ability to sell or purchase our common stock when they wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

Because a small number of our existing stockholders own a majority of our voting stock, a stockholder’s ability to influence corporate matters will be limited.

As of December 31, 2017, our executive officers, directors and greater than 5% stockholders, in the aggregate, own approximately 60% of our outstanding common stock. Our Chief Executive Officer and certain of our existing institutional investors, including investors affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of up to approximately $26 million in shares of our common stock in this offering at the price offered to the public and on the same terms as the other purchasers in this offering. If such existing investors purchase all of the shares they have indicated interests in purchasing, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates will beneficially own approximately 58% of our outstanding common stock upon the completion of this offering (based on the assumed public offering price of $9.04 per share, which was the last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018, and assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options). As a result, even after this offering, such persons, acting together, have the ability to control our management and affairs and substantially all matters submitted to our stockholders for approval, including the election and removal of directors and approval of any significant transaction. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

We do not currently intend to pay dividends on our common stock, and, consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation, if any, in the price of our common stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Raising additional funds by issuing securities may cause dilution to our existing stockholders.

To the extent that we raise additional capital by issuing equity securities, the share ownership of existing stockholders will be diluted. For example, on April 3, 2017, we filed a Registration Statement on Form S-3, covering the offering of up to $250 million of shares of common stock, preferred stock, warrants and units. On September 20, 2017, we filed a prospectus supplement and entered into the Sales Agreement with Cowen and Company, LLC (“Cowen”) to sell shares of our common stock, from time to time, with aggregate gross sales proceeds of up to $125,000,000, through an at-the-market equity offering program under which Cowen will act as our sales agent. As of December 31, 2017, we have sold 52,569 shares of common stock for gross proceeds of approximately $894,000 pursuant to the Sales Agreement.

Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Moreover, certain holders of shares of our common stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We have registered and intend to continue to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our Annual Report on Form 10-K and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company until the earlier of (1) December 31, 2021, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year, or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. If investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our target studies and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely consolidated financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Pursuant to Section 404 of Sarbanes-Oxley, when we lose our status as an “emerging growth company” and reach an accelerated filer threshold, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

We cannot assure our stockholders that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begin its Section 404 reviews, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could significantly reduce the value of our shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our charter documents include the following:

•                  a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•                  no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•                  the exclusive right of our board of directors, unless the board of directors grants such right to the stockholders, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•                  the required approval of at least 66 2/3% of the shares entitled to vote to remove a director for cause, and the prohibition on removal of directors without cause;

•                  the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•                  the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval;

•                  the required approval of at least 66 2/3% of the shares entitled to vote to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

•                  a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•                  an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

•                  the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•                  advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction. For a description of our capital stock, see the section titled “Description of Capital Stock.”

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find this provision in our amended and restated certificate of incorporation and amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of $50.0 million of shares of common stock in this offering will be approximately $46.7 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, based on the assumed public offering price of $9.04 per share, which was the last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018. If the underwriters exercise their option to purchase an additional $7.5 million of shares in full, we estimate that net proceeds will be approximately $53.8 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering to fund our ongoing clinical development of CPI-444, initiate a Phase 1/1b clinical trial of CPI-006, research and development of our ITK program, and any remaining proceeds for working capital and general corporate purposes, including research and development of our additional product candidates.

The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the timing and results of our ongoing Phase 1/1b clinical trial of CPI-444, the timing of the initiation of our clinical trial of CPI-006, the status of our other research and development programs and the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of the net proceeds.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation investments, including short- and intermediate-term, interest-bearing obligations, investment-grade instruments or U.S. government securities.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and our capitalization as of December 31, 2017:

•                                          on an actual basis; and

•                                          on an as adjusted basis to give effect to the issuance and sale by us of $50.0 million of shares of our common stock in this offering at an assumed public offering price of $9.04 per share, which was the last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our financial statements and related notes incorporated by reference in this prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the prospectus supplement entitled “Where You Can Find More Information.”

	As of December 31, 2017
(In thousands, except share and per share data)	Actual	As adjusted
	(unaudited)
Cash, cash equivalents and marketable securities	$90,055	$136,785
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, zero shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value per share; 290,000,000 shares authorized, 21,041,250 shares issued and outstanding, actual; 290,000,000 shares authorized, 26,572,223 shares issued and outstanding, as adjusted	2	2
Additional paid-in capital	208,408	255,138
Accumulated other comprehensive loss	(41)	(41)
Accumulated deficit	(123,534)	(123,534)
Total stockholders’ equity	84,835	131,565
Total capitalization	$94,775	$141,505

The outstanding share information in the table above is based on 21,041,250 shares of common stock outstanding as of December 31, 2017, and excludes the following, in each case as of such date:

•                                          3,013,394 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2017 at a weighted-average exercise price of $11.78 per share;

•                                          2,576,535 shares of common stock reserved for issuance pursuant to future awards under our 2016 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•                                          400,000  shares of common stock reserved for future issuance under our 2016 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of December 31, 2017, we had a historical net tangible book value of $84.8 million, or $4.03 per share of common stock. Our net tangible book value represents total tangible assets less total liabilities and convertible preferred stock, all divided by the number of shares of common stock outstanding on December 31, 2017.

After giving effect to the issuance and sale of $50.0 million of shares of common stock in this offering based on the last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018, or $9.04 per share, and after deducting estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2017 would have been approximately $131.6 million, or $4.95 per share. This represents an immediate increase in as adjusted net tangible book value of $0.92 per share to existing stockholders and an immediate dilution in net tangible book value of $4.09 per share to new investors purchasing our common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$9.04
Historical net tangible book value per share as of December 31, 2017	$4.03
Increase per share attributable to new investors	$0.92
As adjusted net tangible book value per share as of December 31, 2017, after giving effect to this offering		$4.95
Dilution per share to new investors purchasing our common stock in this offering		$4.09

If the underwriters fully exercise their option to purchase up to $7.5 million of  additional shares, as adjusted net tangible book value after this offering would increase to approximately $5.06 per share, and there would be an immediate dilution of approximately $3.98 per share to new investors.

A $1.00 increase (decrease) in the assumed public offering price of $9.04 per share, which is the last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018, would increase (decrease) the as adjusted net tangible book value by approximately $5.2 million, or approximately $0.20 per share, and increase (decrease) the dilution per share to new investors by approximately $0.80 per share, assuming that the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.  Assuming that the assumed public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, an increase of 1,000,000 shares in the number of shares offered by us would increase the as adjusted net tangible book value by approximately $8.5 million, or $0.31 per share, and would decrease the dilution per share to new investors by approximately $0.13 per share, and a decrease of 1,000,000 shares in the number of shares offered by us would decrease the as adjusted net tangible book value by approximately $8.5 million, or $0.33 per share, and would increase the dilution per share to new investors by approximately $0.14 per share. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

To the extent that outstanding options or warrants are exercised or outstanding restricted stock units vest, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of common stock to be outstanding after this offering is based on 21,041,250 shares of common stock outstanding as of December 31, 2017, and excludes the following, in each case as of such date:

•                                          3,013,394 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2017 at a weighted-average exercise price of $11.78 per share;

•                                          2,576,535 shares of common stock reserved for issuance pursuant to future awards under our 2016 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•                                          400,000  shares of common stock reserved for future issuance under our 2016 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan.

Unless otherwise indicated, the number of shares of our common stock described above assumes no exercise of the underwriters’ option to purchase additional shares.

PRICE RANGE OF COMMON STOCK

Our common stock has been publicly traded on The Nasdaq Global Market under the symbol “CRVS” since our initial public offering on March 23, 2016. Prior to that time, there was no public market for our common stock. The following table sets forth on a per share basis, for the periods indicated, the low and high sale prices of our common stock as reported by The Nasdaq Global Market:

	High	Low
Year ended December 31, 2018
First quarter (through March 6, 2018)	$11.49	$7.76
Year ended December 31, 2017
First quarter	$22.14	$13.06
Second quarter	$20.77	$8.27
Third quarter	$17.64	$11.13
Fourth quarter	$17.30	$9.11
Year ended December 31, 2016
First quarter (beginning March 23, 2016)	$15.39	$13.75
Second quarter	$15.90	$9.63
Third quarter	$17.77	$12.04
Fourth quarter	$17.33	$13.01

The last reported sale price of our common stock on The Nasdaq Global Market on March 6, 2018 was $9.04 per share. As of March 1, 2018, there were approximately 27 holders of record of our common stock. This number does not include beneficial owners whose shares are held by nominees in street name.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•                                          U.S. expatriates and former citizens or long-term residents of the United States;

•                                          persons subject to the alternative minimum tax;

•                                          persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•                                          banks, insurance companies, and other financial institutions;

•                                          brokers, dealers, or traders in securities;

•                                          “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•                                          partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•                                          tax-exempt organizations or governmental organizations;

•                                          persons deemed to sell our common stock under the constructive sale provisions of the Code;

•                                          tax-qualified retirement plans;

•                                          “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•                                          persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•                                          an individual who is a citizen or resident of the United States;

•                                          a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•                                          an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•                                          a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate paying any cash dividends in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•                                          the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•                                          the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•                                          our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and, beginning on January 1, 2019, will apply to payments of gross proceeds from the sale or other disposition of such stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March      , 2018, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Jefferies LLC are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Jefferies LLC
Guggenheim Securities, LLC
Wedbush Securities Inc.
Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.  The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We  have granted to the underwriters a 30-day option to purchase on a pro rata basis up to $7.5 million of additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of up to $         per share. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

Our Chief Executive Officer and certain of our existing institutional investors, including investors affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of up to approximately $26 million in shares of our common stock in this offering at the price offered to the public and on the same terms as the other purchasers in this offering.  Whether or not these investors purchase any or all of the shares for which they indicated an interest in purchasing will not affect the underwriters’ commitment to purchase the common shares offered by us if the underwriters purchase any shares. The underwriters will receive the same underwriting discounts and any commissions on any shares purchased by these investors as they will on any other shares sold to the public in this offering.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $270,000 and are payable by us. The underwriters have agreed to reimburse us for certain documented expenses incurred in connection with this offering.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act  relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Jefferies LLC for a period of 90 days after the date of this prospectus. The restrictions described in this paragraph do not apply to: (a) grants of employee stock options or other equity-based awards pursuant to the terms of our equity incentive plans; (b) issuances of shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock pursuant to the exercise of such options or other equity-based awards; (c) issuances of shares of our common stock or securities convertible into or exchangeable or  exercisable for any shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of options or vesting of restricted stock; (d) issuances or sales of shares of our common stock or securities convertible into or exercisable for any shares of our common stock in connection with a debt or credit financing facility or equipment leasing arrangement; (e) issuances or sales of or entry into an agreement to sell or issue shares of our common stock or securities convertible into or exercisable for any shares of our common stock in connection with any mergers, acquisition of securities, businesses, property or other assets, joint ventures or collaborations, licensing or strategic alliances; provided, that the aggregate number of shares of securities (on as-converted or as-exercised basis, as the case may be) that we may sell or issue or agree to sell or issue pursuant to clauses (d) and (e), in each case, does not exceed 5% of the total number of shares of our securities issued and outstanding immediately following the completion of this offering; or (f) the issuance of shares of our common stock in this offering; provided in the case of clauses (d) and (e), the recipients of such shares of our common stock or securities agree to (A) be bound by a lockup letter in the form executed by our directors, officers and certain stockholders and (B) enter stop transfer instructions for the our transfer agent and registrar on such securities, which we agreed with the representatives that we would not waive or amend without their prior written consent.

Our officers and directors and certain of our stockholders affiliated with certain of our directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Jefferies LLC for a period of 90 days after the date of this prospectus. The restrictions described in this paragraph do not apply to:

(a) transfers of our common stock or other securities as a bona fide gift or gifts or by testate succession or intestate distribution;

(b) any shares of our common stock acquired by the lock-up signatory in the offering or in the open market following the offering;

(c) the exercise of stock options or other similar awards granted pursuant to our equity incentive plans, provided that such restrictions will apply to any of the lock-up signatory’s shares of our common stock issued upon such exercise;

(d) any shares of our common stock or such other securities that are transferred to us for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, with respect to any award of equity-based compensation granted pursuant to our equity incentive plans or in connection with tax or other obligations as a result of testate succession or intestate distribution;

(e) the establishment or amendment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act (a “10b5-1 plan”), provided that no sales of the lock-up signatory’s shares of our common stock are made pursuant to such a 10b5-1 plan prior to the expiration of the 90 day period referred to above;

(f) the sale or transfer of our common stock or any security convertible into our common stock pursuant to a 10b5-1 plan in effect and disclosed to the representatives prior to the execution of the lock-up agreement by the lock-up signatory, provided, that if the lock-up signatory reports any such sale or transfer on Form 4 under Section 16(a) of the Exchange Act, the lock-up signatory will cause such Form 4 to include a statement that such transfer was effected pursuant to a 10b5-1 plan that was in effect on the date that the lock-up signatory executed the lock-up agreement;

(g) transfers not involving a disposition for value to a member or members of the lock-up signatory’s family or to a trust, the direct or indirect beneficiaries of which are the lock-up signatory and/or a member or members of his or her family;

(h) transfers or dispositions of the lock-up signatory’s shares of our common stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up signatory;

(i) distributions not involving a disposition for value of shares of our common stock or such other securities to members, partners or stockholders of the lock-up signatory or to any corporation, partnership or other person or entity that is a direct or indirect affiliate of the lock-up signatory (including, for the avoidance of doubt, a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as the undersigned or who shares a common investment advisor with the undersigned);

(j) the transfer or disposition of the lock-up signatory’s shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock that occurs because of operation of law;

(k) if the lock-up signatory is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), transfers of the lock-up signatory’s shares of our common stock pursuant to a merger or reorganization with or into another investment company registered under the 1940 Act that shares the same investment adviser registered pursuant to the requirements of the 1940 Act; and

(l) the transfer of the lock-up signatory’s shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock to us pursuant to any contractual arrangement in effect on the date of the lock-up agreement that provides for the repurchase of the lock-up signatory’s shares of our common stock or such other securities by us or in connection with the termination of the lock-up signatory’s employment or other service relationship with us or the lock-up.

In the case of any transfer or distribution pursuant to clause (a), (g), (h), (i), (j) or (k) above, each donee, distributee or transferee must execute a lock-up letter containing the foregoing restrictions. In the case of any transfer or distribution pursuant to clause (a), (b), (d), (e) or (g) through (j), no filing by any party under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the 90-day period referred to above and other than disclosures required by Form 13F, Schedule 13D or Schedule 13G that are not (A) triggered by a specific transaction and (B) required to be filed prior to the expiration of the 90-day period referred to above).

The shares are listed on The Nasdaq Global Market under the symbol “CRVS”.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•                  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•                  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position.  In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option.  In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option.  The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•                  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.  In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.  If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•                  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•                  In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock.  As a result the price of our common stock may be higher than the price that might otherwise exist in the open market.  These transactions may be effected on The Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically.  The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO INVESTORS

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)            to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)            to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)             in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer to the public’’ in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression ‘‘2010 PD Amending Directive’’ means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)            it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21 of the FSMA does not apply to us; and

(b)            it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the shares described herein. The shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor  the Company nor the shares have been or will be filed with or approved by any Swiss regulatory authority. The shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority (FINMA), and investors in the shares will not benefit from protection or supervision by such authority.

Notice to Canadian Residents

Resale Restrictions

The distribution of common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made.  Any resale of the common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority.  Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•                  the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions,

•                  the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•                  where required by law, the purchaser is purchasing as principal and not as agent, and

•                  the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons.  All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of  our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

Notice to prospective investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Conflicts of Interest:

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the issuance of our common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. The underwriters are being represented in connection with this offering by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement and the accompanying base prospectus form a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying base prospectus certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement and the accompanying base prospectus, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement and the accompanying base prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying base prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying base prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

•                                          our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018;

•                                          the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2017;

•                                          our Current Reports on Form 8-K filed with the SEC on February 1, 2018 and March 1, 2018;

•                                          the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 16, 2016, including any amendments or reports filed for the purpose of updating such description.

These documents may also be accessed on our website at www.corvuspharma.com. Except as otherwise specifically incorporated by reference in this prospectus supplement and the accompanying base prospectus, information contained in, or accessible through, our website is not a part of this prospectus supplement and the accompanying base prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

Corvus Pharmaceuticals, Inc.

863 Mitten Road, Suite 102

Burlingame, CA 94010

(650) 900-4520

Attention: Corporate Secretary

PROSPECTUS

CORVUS PHARMACEUTICALS, INC.

$250,000,000

Common Stock, Preferred Stock,

Warrants, Units

We may offer and sell up to $250,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the NASDAQ Global Market under the symbol “CRVS.” On March 31, 2017, the last reported sale price of our common stock on the NASDAQ Global Market was $20.77 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $250,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Corvus,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Corvus Pharmaceuticals, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, ™ and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.corvuspharma.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•                  Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 10, 2017, as amended by our Annual Report on Form 10-K/A, filed with the SEC on April 3, 2017 (File No. 001-37719).

•                  Our Current Reports on Form 8-K filed with the SEC on January 3, 2017, January 10, 2017 and February 14, 2017, 2017 (File No. 001-37719).

•                  The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 16, 2016 (File No. 001-37719) and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Corvus Pharmaceuticals, Inc.

863 Mitten Road, Suite 102

Burlingame, CA 94010

(650) 900-4520

Attention: Corporate Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

COMPANY OVERVIEW

We are a clinical stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology therapies that are designed to harness the immune system to attack cancer cells. Since we began operations in November 2014, we have built a pipeline of four immuno-oncology programs, three of which focus on the adenosine-cancer axis to modulate an immune response. Our lead product candidate, CPI-444, is an oral, small molecule antagonist of the A2A receptor for adenosine, an immune checkpoint. In January 2016, we began enrolling patients in a large expansion cohort trial for CPI-444. This Phase 1/1b clinical trial is designed to examine safety, tolerability, biomarkers and preliminary efficacy of CPI-444 in several solid tumor types, both as a single agent and in combination with Genentech, Inc.’s investigational cancer immunotherapy, Tecentriq® (atezolizumab), a fully humanized investigational monoclonal antibody targeting PD-L1. In November 2016, we completed enrollment of 48 patients in the first step of the Phase 1/1b clinical trial, which was designed to determine the optimal dose of CPI-444 as both a single agent therapy and in combination with Tecentriq (atezolizumab) for use in the cohort expansion component of the trial. The expansion cohort portion of the trial is now enrolling patients with different types of solid tumors at 36 leading medical centers in the U.S., Australia and Canada. The other product and development candidates in our pipeline also continue to advance. We have chosen a lead development candidate for our second program, an anti-CD73 monoclonal antibody (“CPX-006”) that inhibits the production of adenosine. CPX-006 is currently in IND enabling studies and we plan to initiate a Phase 1 clinical trial in early 2018. In addition, in 2016 we selected a development candidate for our ITK program and are currently conducting IND-enabling studies. We also plan to initiate a Phase 1 clinical trial for this candidate in 2018. We expect to select a development candidate for our other program, a small molecule antagonist of the A2B receptor for adenosine in 2017. We believe the breadth and status of our pipeline demonstrates our management team’s expertise in understanding and developing immuno-oncology assets as well as in identifying product candidates that can be in-licensed and further developed internally to treat many types of cancer. We hold worldwide rights to all of our product candidates.

Immuno-oncology therapies that stimulate or enhance immune responses to tumors are a new and emerging approach with several potential benefits over existing therapies. First, the immune system exhibits immunologic diversity and selectivity, which enables it to respond selectively to a large number of potential targets. Second, once triggered, the immune response can be amplified, offering the potential to enhance the efficacy of treatment. Third, once activated, the immune system possesses immunologic memory, potentially providing for a durable and long-lasting response. Some of the most successful types of immuno-oncology therapies are immune checkpoint inhibitors. Immune checkpoints are signaling molecules produced by or expressed on immune cells that act to shut down or block an immune response. In a healthy person, these checkpoints function to limit an immune response to ensure that the immune system does not overreact, which could lead to excessive inflammation and tissue damage, as occurs in patients with autoimmune diseases or allergies. Tumor cells have evolved to activate these checkpoints to shield the tumor from immune response attacks, but studies have shown that immune checkpoint inhibitors can counter these tumor-protective measures and unleash the immune system’s cancer-destroying properties.

The FDA has approved agents that target specific immune checkpoints, including antibodies against the cytotoxic T-lymphocyte-associated antigen-4 (“CTLA-4”), programmed death 1 (“PD-1”) receptors, and programmed death receptor-ligand 1 (“PD-L1”). These antibodies represent the first immune checkpoint inhibitors to demonstrate effectiveness in the clinic, and preclinical data suggest that there are many other immune checkpoints or targets that may be modulated to promote the activation of a patient’s anti-tumor immune system.

Since we began operations in November 2014, we have built a pipeline of four immuno-oncology programs. Three of our programs are aimed at disabling cancer’s ability to subvert immune attack by inhibiting adenosine in the tumor microenvironment or by blocking its production by tumors. Adenosine activates an immune checkpoint, the adenosine A2A receptor, that is used by the body to limit inflammation and immune responses. Adenosine accomplishes this by interacting with the A2A and A2B receptors expressed on several cells of the immune system; including T-cells, natural killer (“NK”) cells, macrophages, dendritic cells and myeloid derived suppressor cells, as well as other cells. We are developing small molecules that selectively inhibit the binding of adenosine to either A2A receptors or to A2B receptors. We also are developing injectable monoclonal antibodies that block the production of adenosine by tumors by inhibiting the cell surface enzyme CD73. Our fourth program is aimed at developing product candidates that regulate T-cell activation and differentiation by inhibiting interleukin-2 inducible kinase (“ITK”). Several of our product candidates are orally administered small molecules, which may provide for easier administration and facilitate their use in combination with other anti-cancer agents. Our oral product candidates are designed to be rapidly eliminated from the body, which, in turn, could reduce the potential for excessive toxicity when used in combination with other antibody-based checkpoint inhibitors.

Our immuno-oncology product candidate pipeline includes the following:

CPI-444 Adenosine A2A Receptor Antagonist.    In February 2015, we in-licensed patent rights and know-how related to CPI-444 and related molecules from Vernalis (R&D) Limited (“Vernalis”), where it was under development for treatment of Parkinson’s disease and other neurologic diseases. Vernalis and its corporate partner conducted two Phase 1 clinical trials in healthy volunteers and one Phase 1b clinical trial in patients with attention deficit and hyperactivity disorder (ADHD), with an aggregate of approximately 75 healthy volunteers and patients dosed. These trials provided early indications of a favorable safety profile and assessed pharmacokinetics, oral bioavailability and receptor occupancy for CPI-444. We conducted further testing in in vitro and in vivo models to evaluate CPI-444’s immune-enhancing and anti-tumor properties. In these studies, orally administered CPI-444 inhibited tumor growth in multiple mouse models of cancer as a single agent, in combination with anti-PD-1 agents and in combination with anti-PD-L1 agents.

In October 2015, we filed an investigational new drug (“IND”) application for CPI-444 for treatment of several solid tumor types. In January 2016, we began enrolling patients in a large expansion cohort clinical trial for CPI-444. This Phase 1/1b clinical trial is designed to examine safety, tolerability, biomarkers and preliminary efficacy of CPI-444, both as a single agent and in combination with Tecentriq (atezolizumab), and includes patients with different types of solid tumors enrolled in disease-specific cohorts.

In November 2016, we completed enrollment of the first step of the Phase 1/1b clinical trial, which was designed to determine the optimal dose for use in the disease-specific expansion cohort component of the trial. We also reported results of initial safety, tolerability, biomarkers and preliminary efficacy. In December 2016, we initiated the second step of the Phase 1 /1b clinical trial with our optimal dose of CPI-444 as both a single agent therapy and in combination with Tecentriq (atezolizumab). This portion of the trial is now enrolling patients in ten disease specific cohorts; five of the cohorts receive CPI-444 as a single agent and five receive CPI-444 in combination with Tecentriq (atezolizumab). The cohorts include patients with non-small cell lung cancer, malignant melanoma, renal cell cancer, triple-negative breast cancer and others (bladder cancer, prostate cancer and colorectal cancer with high mutation rates).

The issued U.S. patents that we in-licensed from Vernalis are directed to the composition of matter of CPI-444 and its method of use for treating disorders treatable by purine receptor blocking.

The composition of matter patent covering CPI-444 is expected to expire in the United States in July 2029, excluding any patent term extension that may be available. We hold an exclusive, worldwide license under these patent rights and related know-how, including a limited right to grant sublicenses, for all fields of use, to develop, manufacture and commercialize products containing certain adenosine receptor antagonists, including CPI-444.

Anti-CD73 Adenosine Production Inhibitor.    In December 2014, we in-licensed from The Scripps Research Institute (“Scripps”) a mouse hybridoma clone expressing an anti-human CD73 antibody, from which we have developed our lead product candidate, CPX-006, a humanized anti-CD73 monoclonal antibody. We have further modified CPX-006 to improve binding to CD73 and maximize its inhibition of catalytic activity. CD73 is often found on lymphocytes, tumors and other tissues and is believed to play an important role in tumor immune suppression by catalyzing the production of extracellular adenosine. In preclinical in vitro studies, our humanized monoclonal anti-CD73 antibody has been shown to inhibit the catalytic activity of CD73, resulting in the blocking of extracellular adenosine production by tumor cells, which we believe could stimulate or enhance immune response to tumors. In 2016, we initiated IND-enabling studies for CPX-006 for potential clinical trials in patients with advanced cancer and, subject to the completion of such studies and the submission and acceptance by the FDA of an IND, we plan to begin a Phase 1 clinical trial in early 2018. We hold a non-exclusive, world-wide license for all fields of use under Scripps’ rights in a hybridoma clone expressing an anti-CD73 antibody, and to progeny, mutants or unmodified derivatives of such hybridoma and any antibodies expressed by such hybridoma. In 2016, we filed a patent application covering the composition of matter of CPX-006.

Adenosine A2B Receptor Antagonist.    We have in-licensed several selective and potent adenosine A2B receptor antagonists from Vernalis. In addition, we are synthesizing and have identified other A2B receptor antagonists from our internal research program. Adenosine A2B receptors have recently been found to play an important role in the immune response to tumors. Similar to adenosine A2A receptors, adenosine binds to adenosine A2B receptors, which leads to immunosuppression. We intend to further develop our A2B agents to improve potency, selectivity, pharmacokinetic behavior and immune enhancing properties. We expect to conduct preclinical studies similar to those we have conducted for CPI-444 in order to select a development candidate in 2017. Upon selection, we intend to conduct further IND-enabling studies and potential Phase 1 clinical trials. We hold an exclusive, worldwide license under certain Vernalis patent rights and know-how, including a limited right to grant sublicenses, for all fields of use to develop, manufacture and commercialize products containing such compounds that have been developed using the intellectual property rights that we in-license from Vernalis.

ITK Inhibitor.    We are currently developing a series of selective, covalent inhibitors of ITK and are evaluating them in preclinical studies for potency, safety and efficacy. ITK, an enzyme that functions in T-cell signaling and differentiation, is expressed predominantly in T-cells, which are lymphocytes that play a vital role in immune responses. One of the key survival mechanisms of tumors is believed to be the reprogramming of T-cells to create an inflammatory environment that inhibits anti-tumor immune response and favors tumor growth. We believe highly selective inhibitors of this enzyme will facilitate induction of T-cell anti-tumor immunity and also may be useful in the treatment of T-cell lymphomas. In 2016, we selected a lead development candidate for this program and initiated IND-enabling studies. Subject to the completion of such studies and the submission and acceptance by the FDA of an IND, we plan to advance the candidate into Phase 1 clinical trials in cancer patients in 2018. We have filed patent applications covering composition of matter and uses of our ITK inhibitors and hold exclusive worldwide rights for all indications.

Corporate Information

We were incorporated in Delaware on January 27, 2014. Our principal offices are located at 863 Mitten Road, Suite 102, Burlingame, California 94010, and our telephone number is (650) 900-4520. Our website address is www.corvuspharma.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of: (1) December 31, 2021, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, or (c) the date in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with any offering hereunder contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any such statements that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, any statements about:

•                  the anticipated timing, costs and conduct of our planned preclinical studies and clinical trials for CPI-444 and other product candidates in our development programs;

•                  our ability to develop, acquire and advance product candidates into, and successfully complete, clinical trials;

•                  the timing or likelihood of regulatory filings and approvals for CPI-444 and our other product candidates;

•                  our ability to commercialize CPI-444, if approved, and our other product candidates;

•                  our expectations regarding the clinical effectiveness of our product candidates;

•                  our commercialization, marketing and manufacturing capabilities and strategy;

•                  the pricing and reimbursement of our product candidates, if approved;

•                  the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates, including projected terms of patent protection;

•                  the potential benefits of strategic collaborations and our ability to enter into strategic arrangements;

•                  developments and projections relating to our competitors and our industry, including competing therapies;

•                  our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and our financial performance.

You should read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the dates of this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein, and any free writing prospectus, as applicable, regardless of the time of delivery of this prospectus or any sale of our securities and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

Our earnings have been inadequate to cover fixed charges and preference dividends. The following table and footnotes thereto set forth the dollar amount of the deficiency to cover fixed charges for each of the years ended December 31, 2016, 2015 and 2014. We have derived the deficiency of earnings to cover fixed charges and preference dividends from our historical financial statements. The following should be read in conjunction with our financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein. See Exhibit 12.1 hereto for additional detail regarding the computation of the deficiency of earnings to cover fixed charges and preference dividends.

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Ratio of earnings to fixed charges(1)(2)	N/A	N/A	N/A

(1)                     Due to our losses for the years ended December 31, 2014, 2015 and 2016, the ratio coverage was less than 1:1.

(2)                     We would have needed to generate additional earnings of $36.2 million, $31.2 million and $0.2 million, respectively, to cover our fixed charges for the years ended December 31, 2014, 2015 and 2016, respectively.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

We have authorized under our certificate of incorporation 290,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of December 31, 2016, there were outstanding:

•                  20,922,428 shares of our common stock; and

•                  no shares of our preferred stock.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then-outstanding voting stock is required to take certain actions, including amending certain provisions of our certificate of incorporation, such as the provisions relating to amending our  bylaws, the classified board of directors and director liability.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. As of December 31, 2016, no shares of preferred stock were outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

Certain provisions of Delaware law, our certificate of incorporation and our  bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three (3) years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, fifteen percent (15%) or more of a corporation’s voting stock. In general, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock pursuant to our certificate of incorporation enables our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Special Stockholder Meetings

Our  bylaws provide that a special meeting of stockholders may be called at any time by our board of directors, but such special meetings may not be called by the stockholders or any other person or persons.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our  bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our board of directors is divided into three (3) classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Our certificate of incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of at least a 66 2/3% of the voting power of the then-outstanding voting stock. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our certificate of incorporation and our  bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our  bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Although our certificate of incorporation and  bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of Charter Provisions

The amendment of any of the above provisions in our certificate of incorporation, except for the provision making it possible for our board of directors to issue undesignated preferred stock, or the amendment of any provision in our  bylaws (other than by action of the board of directors), requires approval by holders of at least 66 2/3% of the voting power of the then-outstanding voting stock.

The provisions of the DGCL, our certificate of incorporation and our  bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•                  any transaction from which the director derived an improper personal benefit.

Each of our certificate of incorporation and  bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our  bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses, including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and  bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damages.

The NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “CRVS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc. The transfer agent and registrar’s address is 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07130.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•                  the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•                  the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•                  the date, if any, on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•                  the terms of any rights to redeem or call the warrants;

•                  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•                  United States Federal income tax consequences applicable to the warrants; and

•                  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•                  to vote, consent or receive dividends;

•                  receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•                  exercise any rights as stockholders of Corvus.

Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus  in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•                  the title of the series of units;

•                  identification and description of the separate constituent securities comprising the units;

•                  the price or prices at which the units will be issued;

•                  the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•                  a discussion of certain United States federal income tax considerations applicable to the units; and

•                  any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•                  a limited-purpose trust company organized under the New York Banking Law;

•                  a “banking organization” within the meaning of the New York Banking Law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•                  a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.”  Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•                  DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•                  we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•                  an event of default has occurred and is continuing with respect to such series of securities, we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•                  at a fixed price or prices, which may be changed;

•                  at market prices prevailing at the time of sale;

•                  at prices related to such prevailing market prices; or

•                  at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the NASDAQ Global Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Corvus Pharmaceuticals, Inc. As of the date of this prospectus, Latham & Watkins LLP and certain attorneys in the firm who have rendered, and will continue to render, legal services to us, own shares of our common stock representing in the aggregate less than one percent of the shares of our common stock outstanding. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.